EXHIBIT 99.1

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2010

Willimantic, Connecticut— October 27, 2010.  SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market:  SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $838,000, or $0.07 basic and diluted earnings per share, for the quarter ended September  30, 2010 versus net income of $378,000, or $0.03 basic and diluted earnings per share, for the quarter ended September 30, 2009.  The Company reported net income for the nine months ended September 30, 2010 of $2.0 million, or $0.18 basic and diluted earnings per share, compared to a net loss of $185,000, or $0.02 basic and diluted loss per share, for the nine months ended September 30, 2009.

Net interest income increased 7.9% to $6.5 million from $6.0 million and increased 6.1% to $19.5 million from $18.4 million for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009.  The increase in net interest income was primarily due to lower average rates paid on deposits and borrowings and a higher average balance of securities, offset by a decrease in the average rate earned on interest-earning assets and an increase in average deposits.

The provision for loan losses decreased $430,000 and $1.9 million for the three and nine months ended September 30, 2010, respectively, compared to the same periods in the prior year.  The lower provision in 2010 resulted from declines in nonperforming loans and net loan charge-offs, predominately in commercial real estate loans.  At September 30, 2010, nonperforming loans totaled $4.2 million, compared to $6.7 million at September 30, 2009.  Specific reserves relating to nonperforming loans decreased to $449,000 at September 30, 2010, compared to $721,000 at September 30, 2009.  Net loan charge-offs were $152,000 and $587,000 for the three and nine months ended September 30, 2010, respectively, compared to $272,000 and $3.2 million for the three and nine months ended September 30, 2009, respectively.  Higher loan charge-offs for 2009 primarily related to two commercial construction relationships aggregating $2.3 million.

Noninterest income was $2.5 million and $2.7 million for the quarters ended September 30, 2010 and 2009, respectively, and $8.1 million for the first nine months of 2010 compared to $7.5 million for the same period in 2009.  Increases in the net gains on the sale of securities totaling $324,000 and $751,000 were reported for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009.  Wealth management fees rose $28,000 and $155,000, resulting from an increase in trust service fees for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009.  Service fees increased $86,000 for the first nine months of 2010 primarily due to higher electronic banking usage, despite a decline of $43,000 from the comparable quarter in 2009.  The Company recorded other-than-temporary impairment charges on one non-agency mortgage-backed security totaling $160,000 and $492,000 for the three and nine months ended September 30, 2010, respectively, compared to $0 and $150,000 for the three and nine months ended September 30, 2009, respectively.  Higher other noninterest income for the third quarter of 2009 reflected $291,000 in death benefit proceeds received from a bank-owned life insurance policy.  Other noninterest income for the nine months ended September 30, 2010 was offset by impairment charges of $12,000 to reduce the carrying value in the Bank’s small business investment company limited partnerships, compared to impairment charges of $383,000 for the same period in 2009.

Noninterest expenses increased $67,000 and $330,000 for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009.  Salary expense and related payroll taxes were lower for 2010 compared to 2009 due to reduced staffing.  For both the three and nine months ended September 30, 2010, the Company experienced increases in costs associated with other real estate owned and in computer and electronic banking services expense as result of increased telecommunications costs and transaction activity.  Noninterest expenses for 2009 reflected an FDIC-imposed industry-wide 5 basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings.

Total assets increased $18.0 million, or 2.1%, to $890.3 million at September 30, 2010 from $872.4 million at December 31, 2009, principally due to increases of $27.7 million in cash and cash equivalents and $6.7 million in loans held for sale, offset by decreases of $9.8 million in securities, $3.1 million in net loans receivable, $1.4 million in other real estate owned, $806,000 in net deferred tax assets, $782,000 in premises and equipment and $734,000 in prepaid FDIC deposit insurance assessment.  Cash and cash equivalents increased as a result of an increase in deposits and security sales.  The sale of mortgage-backed securities and U.S. government and agency obligations contributed to the decline in securities.  A decline in loan originations and an increase in residential mortgage loan sales contributed to the decrease in net loans receivable.  Total loan originations decreased $42.8 million, or 34.1%, during 2010 versus the comparable period in 2009 due to reduced demand and more stringent underwriting standards, as a result of adverse economic conditions.  Lower loan originations were offset by the purchase of $29.3 million in USDA and SBA loans that are fully guaranteed by the U.S. government.  The Company obtained ownership of one commercial and six residential properties with an aggregate net carrying value of $1.5 million which resulted in an increase in other real estate owned, offset by the sale of six residential and two commercial properties at a net loss aggregating $48,000.  The increase in net unrealized gains on available for sale securities resulted in a decrease in net deferred tax assets.  Accumulated depreciation and amortization expense contributed to the decrease in premises and equipment at September 30, 2010.

Total liabilities were $808.4 million at September 30, 2010 compared to $794.9 million at December 31, 2009.  Deposits increased $15.5 million, or 2.4%, which included increases in NOW and money market accounts of $26.3 million and savings accounts of $1.5 million, offset by decreases in certificates of deposit of $11.6 million and noninterest-bearing deposits of $699,000.  Deposit growth was attributable to marketing and promotional initiatives and competitively-priced deposit products.  Borrowings decreased $1.9 million from $124.3 million at December 31, 2009 to $122.4 million at September 30, 2010, resulting from net repayments of Federal Home Loan Bank advances.

Total stockholders’ equity increased $4.4 million from $77.5 million at December 31, 2009 to $81.9 million at September 30, 2010.  The increase in stockholders’ equity was attributable to an increase in net unrealized gains on securities aggregating $2.6 million (net of taxes) and earnings of $2.0 million, offset by dividends of $250,000.  At September 30, 2010, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Asset quality, as evidenced by our nonperforming loans to total loans ratio of 0.68%, continues to be very strong.  Our retail banking operations have performed well as it relates to core deposit growth and mortgage banking activities.  The Company remains well-capitalized and overall performance continues to improve during 2010,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.  Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

(Dollars In Thousands / Unaudited)	September 30, 2010	December 31, 2009
ASSETS
Noninterest-bearing cash and due from banks	$11,755	$12,889
Interest-bearing cash and cash equivalents	40,103	11,315
Securities	182,162	191,950
Loans held for sale	7,093	396
Loans receivable, net	604,609	607,692
Bank-owned life insurance	8,950	8,734
Other real estate owned	2,256	3,680
Other assets	33,390	35,698

Total assets	$890,318	$872,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$674,298	$658,787
Borrowings	122,417	124,348
Other liabilities	11,698	11,757
Total liabilities	808,413	794,892

Stockholders’ equity	81,905	77,462

Total liabilities and stockholders’ equity	$890,318	$872,354

SELECTED OPERATING DATA:

(Dollars In Thousands / Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Interest and dividend income	$9,876	$10,723	$30,143	$32,927
Interest expense	3,357	4,681	10,666	14,563
Net interest income	6,519	6,042	19,477	18,364

Provision for loan losses	270	700	692	2,630
Net interest income after provision for loan losses	6,249	5,342	18,785	15,734

Noninterest income	2,525	2,684	8,075	7,499
Noninterest expenses	7,674	7,607	23,976	23,646
Income (loss) before income taxes	1,100	419	2,884	(413)

Provision (benefit) for income taxes	262	41	840	(228)
Net income (loss)	$838	$378	$2,044	$(185)

SELECTED OPERATING DATA – Continued:

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Earnings (loss) per share:
Basic	$0.07	$0.03	$0.18	$(0.02)
Diluted	$0.07	$0.03	$0.18	$(0.02)

Weighted-average shares outstanding:
Basic	11,470,777	11,450,188	11,468,498	11,447,940
Diluted	11,481,989	11,450,188	11,475,314	11,447,940

SELECTED FINANCIAL RATIOS:

(Dollars in Thousands / Unaudited)	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2010	2009	2010	2009
Selected Performance Ratios:
Return on average assets (1)	0.37%	0.17%	0.31%	(0.03)%
Return on average equity (1)	4.05	1.97	3.38	(0.33)
Interest rate spread	2.85	2.61	2.89	2.69
Net interest margin	3.08	2.91	3.13	3.00
Efficiency ratio (2)	84.86	85.93	88.14	91.35

Asset Quality Ratios:
Allowance for loan losses			$ 4,996	$ 5,429
Allowance for loan losses as a percent of total loans			0.81%	0.88%
Allowance for loan losses as a percent of nonperforming loans			118.73	80.80
Nonperforming loans			$ 4,208	$ 6,719
Nonperforming loans as a percent of total loans			0.68%	1.09%
Nonperforming assets (3)			$ 6,464	$ 7,817
Nonperforming assets as a percent of total assets			0.73%	0.89%

(1)	Ratios have been annualized.
(2)
Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Email:  investorrelations@banksi.com
(860) 456-6509